UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 31, 2018

ART’S-WAY MANUFACTURING CO., INC.

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)

000-05131	42-0920725
(Commission File Number)	(IRS Employer
Identification No.)
5556 Highway 9 Armstrong, Iowa 50514
(Address of principal executive offices) (Zip Code)

(712) 864-3131
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

As previously announced by Art’s-Way Manufacturing Co., Inc. (the “Company”), Amber Murra will be resigning as the Company’s Chief Financial Officer, effective May 31, 2018. On May 31, 2018, the Company appointed Carrie Gunnerson, the Company’s current President and Chief Executive Officer, to serve as its interim Chief Financial Officer. Michael Woods, the Company’s current Controller, will serve as the Company’s principal accounting officer.

A summary of Ms. Gunnerson’s business experience and employment agreement with the Company may be found in the Company’s Proxy Statement filed March 26, 2018. The terms of Ms. Gunnerson’s employment as the Company’s President and Chief Executive Officer are governed by an Employment Agreement dated December 20, 2011, as amended effective January 26, 2012, which was not materially amended in connection with her appointment as interim Chief Financial Officer.

Mr. Woods, age 31, joined the Company in April 2016 and served as a Senior Staff Accountant until his recent promotion to Controller. Mr. Woods began his career in 2012 with Brinkman & Reed, CPAs in Estherville, IA as a Staff Accountant where he performed compilations, reviews, audits and tax consulting services. After three years in public accounting, he spent a year and a half as a Senior Staff Accountant with XPO Logistics (formerly Norbert Dentressangle) in Clive, Iowa. Mr. Woods received Bachelor of Science Degrees in Accounting and Finance from Iowa State University and has been a Certified Public Accountant since October of 2013.

Mr. Woods’s current base salary is $75,000. He is eligible to receive incentive compensation, including cash bonuses and equity awards, in the exclusive discretion of the Board of Directors (or a committee authorized by the Board of Directors), and to participate in any and all other employee benefit plans that are generally available to the Company’s employees.

Neither Ms. Gunnerson nor Mr. Woods were appointed pursuant to any arrangement or understanding with any person, and neither Ms. Gunnerson nor Mr. Woods have any family relationships with any directors or executive officers of the Company. Neither Ms. Gunnerson nor Mr. Woods have had a direct or indirect material interest in any transaction with the Company since the beginning of the Company’s last fiscal year, nor is any such transaction currently proposed, that would be reportable under Item 404(a) of Regulation S-K.

Ms. Murra will continue to serve the Company as a consultant for a short time following her departure. Pursuant to the terms of the Consulting Agreement between Ms. Murra and the Company, effective June 1, 2018 through September 30, 2018, Ms. Murra will work remotely three days per week for three weeks out of each month and onsite at the Company’s headquarter in Armstrong, Iowa for four days within the remaining week of each month. She will be paid $1,617 per week, plus reimbursement of travel expenses related to onsite working days. Any work that Ms. Murra performs after September 30, 2018 will be billed at an hourly rate of $150 per hour. Either party may terminate the Consulting Agreement at any time, with or without cause, upon at least four weeks’ prior written notice.

This foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the Consulting Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01     Financial Statements and Exhibits.

(a)     Financial statements: None

(b)     Pro forma financial information: None

(c)     Shell Company Transactions: None

(d)     Exhibits:

10.1      Consulting Agreement dated May 18, 2018, effective June 1, 2018.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 31, 2018

ART’S-WAY MANUFACTURING CO., INC. /s/ Carrie L. Gunnerson Carrie L. Gunnerson President and Chief Executive Officer